EXHIBIT 11.1

NovaStar Financial, Inc.

 Statement re computation of pro forma per share earnings

                                              FOR THE
                                                SIX     FOR THE PERIOD FROM
                                              MONTHS    SEPTEMBER 13, 1996
                                               ENDED      (INCEPTION) TO
                                             JUNE 30,      DECEMBER 31,
                                               1997            1996
                                             ---------  -------------------
      Primary and fully diluted pro forma
       loss per share:
        Net loss available to common
         Stockholders (1)                    ($879,000)      ($302,000)
                                             =========       =========
        Weighted average shares outstanding
         (2)                                 4,272,928       4,272,928
        Pro forma net loss per share            ($0.21)         ($0.07)
                                             =========       =========

(1) Net loss available to common stockholders assumes that the convertible preferred stock is converted to common stock and therefore, the preferred stock dividends paid by NovaStar Financial, Inc. are not added to the Company's net loss.

(2) Warrants and options have been considered to be outstanding for all periods presented and an estimated initial offering of $17.00 per share has been used in applying the treasury stock method, including periods where the impact of incremental shares is anti-dilutive.